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                                                                       Exhibit 2

                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization ("Agreement") is made as of December 17, 1993 by and between First United Bancshares, Inc. ("United") and InvestArk Bankshares, Inc. ("InvestArk").

         WHEREAS, InvestArk owns ninety nine and seven tenths percent (99.7%) of the issued and outstanding shares of capital stock of The Bank of North Arkansas, Melbourne, Arkansas ("North Arkansas") and one hundred percent (100%) of the issued and outstanding shares of capital stock of First Stuttgart Bank & Trust Company, Stuttgart, Arkansas ("First Bank"); and

         WHEREAS, United desires to acquire one hundred percent (100%) of the capital stock of InvestArk (the "InvestArk Common Stock") upon the terms and conditions hereinafter set forth through the merger of InvestArk with and into United (the "Merger") pursuant to a Plan of Merger in substantially the form attached hereto as Exhibit A (the "Plan of Merger"); and

         WHEREAS, the respective Boards of Directors of United and InvestArk believe that such proposed Merger and the exchange of shares of United Stock (as defined in Section 2.01(a) hereof) for the InvestArk Common Stock, pursuant and subject to the terms of this Agreement and the Plan of Merger (the "Merger Agreements"), is desirable and in the best short-term and long-term interests of their respective corporations and shareholders; and

         WHEREAS, United and InvestArk desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         NOW, THEREFORE, in consideration of the promises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

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                                   ARTICLE I

                                   The Merger

         1.01. The Merger. Subject to the terms and conditions of this Agreement, United and InvestArk agree to effect the Merger of InvestArk with and into United in accordance with the Arkansas Business Corporation Act (the "ABCA").

         1.02. Effective Time of the Merger. Subject to the provisions of the Merger Agreements, articles of merger (the "Articles of Merger") shall be duly prepared and executed by United and InvestArk and thereafter delivered to the Secretary of State of Arkansas for filing, as provided in the ABCA, as soon as practicable on or after the Closing Date (as defined in Section 1.03). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of Arkansas or at such time within two business days thereafter as is provided in the Articles of Merger (the "Effective Time").

         1.03. Closing. The closing of the Merger (the "Closing") will take place at the offices of United at a time and on a date (the "Closing Date") to be specified in writing by the parties as soon as reasonably practicable after the later to occur of all regulatory and other approvals and the expiration of all waiting periods.

                                   ARTICLE II

                              Effect of the Merger

         2.01. Effect on Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of InvestArk Common Stock, but subject to the rights of dissenting shareholders of
InvestArk:





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                 (a)      Conversion of InvestArk Common Stock.  One hundred
percent of the issued and outstanding shares of InvestArk Common Stock shall be converted into the right to receive an aggregate amount of fully paid and nonassessable shares of voting common stock, $1.00 par value, of United determined by dividing $26,125,000.00 by the United Average Price as defined below. Notwithstanding the foregoing, the number of shares of United common stock to be issued shall not be less than 885,593 and shall not be greater than 985,849. The number of shares of common stock of United so determined shall be referred to as the United Stock. The United Average Price shall be the average sales price per share of United common stock for all trades occurring during the period of 10 trading days on which one or more trades actually takes place and which ends immediately prior to the second trading day preceding the Closing Date. Each owner of InvestArk Common Stock shall be entitled to receive a pro rata portion of the United Stock based upon each owner's pro rata ownership of the total of outstanding shares of InvestArk Common Stock at the Effective Time. Fractional shares of United Stock shall not be issued. Any InvestArk shareholder entitled to receive a fractional share shall receive a cash payment in lieu thereof equal to the value of the fractional share based on the United Average Price.

                 (b) Cancellation of Shares. All shares of InvestArk Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive a pro rata number of shares of United Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with the Plan of Merger.

                 (c) Anti-Dilution. If prior to the Effective Time United shall declare a stock





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dividend or subdivide, split up, reclassify or combine its shares of United common stock or make a distribution on United common stock of any security, appropriate adjustment or adjustments will be made in the conversion rate set forth in subsection (a).

                 (d) Registration. The United Stock shall when issued be subject to and covered by an effective registration statement as filed under the Securities Act of 1933 (the "Securities Act") and such issuance shall comply with any applicable state "Blue Sky" laws.

                 (e) Termination of 401(k) Plan and Pension Plan. United shall have no liability to employees or directors of InvestArk, North Arkansas or First Bank for benefits of such employees or directors of InvestArk, North Arkansas or First Bank under the North Arkansas 401(k) plan or the First Bank pension plan. On or before the Closing Date, InvestArk shall and shall cause North Arkansas and First Bank to take all action necessary and appropriate to provide for termination of said plans and distribution of accrued benefits as of June 30, 1994. Such action shall specifically include, without limitation, entering into written agreements, in a form and for amounts satisfactory to United, with all participants in and beneficiaries of said plans in which each plan participant and beneficiary agrees (1) to accept such distribution in full satisfaction of all benefits due and rights under said plans; (2) that the participant's or beneficiary's distribution is equal to the present value of said participant's or beneficiary's benefits due or rights under the plans, and
(4) to release InvestArk, North Arkansas and First Bank from any further liability or obligation under said 401(k) or pension plan.

         2.02 Approval By Shareholders. Consummation of the Merger shall be contingent upon its approval by the legally required votes of the shares of InvestArk Common Stock and United common stock at shareholders meetings duly called for the purpose of voting on the Merger. In the





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event the number of shares owned by InvestArk shareholders exercising dissenters' rights would or could, in the written opinion of United's outside accountants, reasonably be expected to cause the cash consideration paid by United to dissenters to jeopardize United's ability to account for the Merger as a pooling of interests then United shall have the right to terminate this Agreement. The Boards of Directors of InvestArk and United shall recommend approval of the Merger to their respective shareholders, unless such recommendation is inconsistent with their fiduciary duties to the shareholders.

                                  ARTICLE III

                         Representations and Warranties

                                  of InvestArk

         InvestArk hereby represents and warrants to United the following:

         3.01. Organization, Standing and Power of InvestArk. InvestArk is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations or financial condition of InvestArk or any InvestArk Subsidiary (as hereinafter defined). InvestArk is not qualified to do business in any other state or foreign jurisdiction, and its ownership or leasing of property or the conduct of its business does not require it to be so qualified, except where such failure to be so qualified would not have a material adverse effect on the business, operations or financial condition of InvestArk or any InvestArk Subsidiary. InvestArk is registered as a bank





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holding company with the Federal Reserve Board under the Bank Holding Company
Act of 1956, as amended (the "BHC Act"). InvestArk has delivered to United true, accurate and complete copies of its currently effective Articles of Incorporation and Bylaws, including all amendments thereto.

         3.02. Ownership, Organization, Standing and Power of InvestArk
Subsidiaries.   InvestArk directly and beneficially owns all of the shares of the outstanding capital stock of First Bank and 99.7% of the outstanding capital stock of North Arkansas. North Arkansas and First Bank are hereinafter called collectively the "InvestArk Subsidiaries" or individually an "InvestArk Subsidiary". North Arkansas and First Bank are InvestArk's only subsidiaries. No equity securities of North Arkansas or First Bank are or may become required to be issued by reason of any option, warrant, call, right or agreement of any character whatsoever; there are outstanding no securities or rights convertible into or exchangeable for shares of any capital stock of North Arkansas or First Bank; and there are no other contracts, commitments, understandings or arrangements by which either North Arkansas or First Bank is bound to issue additional shares of its capital stock or options, warrants, calls, rights or agreements to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of North Arkansas and First Bank owned by InvestArk are fully paid and nonassessable and are owned free and clear of any claim, lien, encumbrance or agreement with respect thereto. North Arkansas and First Bank are banking associations duly organized, validly existing and in good standing under the laws of Arkansas, and have the corporate power and authority to own or lease their properties and assets and to carry on their businesses as they are now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations or financial condition of North Arkansas, or First Bank. The deposits of North Arkansas and First Bank are insured by the Federal Deposit Insurance





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Corporation ("FDIC") to the extent provided by law.  InvestArk has delivered to
United true, accurate and complete copies of the currently effective Articles of Incorporation and Bylaws of North Arkansas and First Bank, including all amendments thereto. Except for $406,000.00 in capital stock of the Federal
Home Loan Bank of Dallas owned by First Bank and except for securities held in their capacities as fiduciaries, North Arkansas and First Bank do not own beneficially, directly or indirectly, any class of equity securities, partnership interests or similar interests of any corporation, bank, partnership, limited partnership, business trust, association or similar organization. The authorized capital stock of North Arkansas consists of 100,000 shares of common stock, $25.00 par value, of which 80,000 shares are outstanding. Of the outstanding shares, 79,762 are owned by InvestArk and 238 are owned by others. The authorized capital stock of First Bank consists of 110,000 shares of common stock, $10.00 par value, of which 110,000 shares are outstanding and are owned by InvestArk. North Arkansas and First Bank or their predecessor banks have been chartered as banking institutions for more than 10 years.

         3.03. Capital Structure of InvestArk. The authorized capital stock of InvestArk consists of 5,000,000 shares of common stock, $10.00 par value, of which 219,626 shares are outstanding, including 3,162 shares held by InvestArk in its treasury. Neither InvestArk, North Arkansas nor First Bank has issued and has outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt"). All outstanding shares of InvestArk Common Stock are validly issued, fully paid, nonassessable, and not subject to preemptive rights. There are no options, warrants, calls, rights, or agreements of any character whatsoever to which InvestArk, North Arkansas or First Bank is a party or by which InvestArk, North Arkansas or First Bank is obligated





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to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any voting debt securities or by which InvestArk, North Arkansas or First Bank is obligated to grant, extend or enter into any such option, warrant, call, right or agreement. Immediately before and after the Effective Time there will be no option, warrant, call, right or agreement obligating InvestArk, North Arkansas or First Bank to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or obligating InvestArk, North Arkansas or First Bank to grant, extend or enter into any such option, warrant, call, right or agreement.

         3.04. Authority. InvestArk has all requisite corporate power and authority to enter into this Agreement and the Plan of Merger and, subject only to approval of this Agreement and the Plan of Merger by the shareholders of InvestArk and of applicable regulatory authorities, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of InvestArk's board of directors This Agreement and the Plan of Merger have been duly executed and delivered by InvestArk, and, subject to such shareholder approval, each constitutes a valid and binding obligation of InvestArk enforceable in accordance with its terms, except as the enforceability of the Agreement may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement and the Plan of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of





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termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration loss or creation, a "Violation"), pursuant to any provision of (a) the Articles of Incorporation or Bylaws of InvestArk, North Arkansas or First Bank or (b) any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to InvestArk, North Arkansas or First Bank or their respective properties or assets, except where such violation would not have a material adverse effect on the business, operations or financial condition of InvestArk or any InvestArk Subsidiary. Other than in connection or in compliance with the provisions of the ABCA, the Securities Act and the regulations thereunder, the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states, and consents, authorizations, approvals, notices or exemptions required under the BHC Act, the National Bank Act, Arkansas banking laws, and from other regulatory agencies, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to InvestArk, North Arkansas or First Bank in connection with the execution and delivery of this Agreement and the Plan of Merger by InvestArk or the consummation by InvestArk of the transactions contemplated hereby and thereby.

         3.05. InvestArk Financial Statements. (a) The (i) consolidated balance sheets of InvestArk as of December 31, 1992 and the related consolidated statements of income, consolidated statements





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of cash flows and consolidated statements of shareholders equity for the twelve months ended December 31, 1992 certified by Martin and Company, (ii) consolidated balance sheets of InvestArk as of December 31, 1991 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders equity for the twelve months ended December 31, 1991 certified by Martin and Company, (iii) the unaudited compilations of the consolidated balance sheets of InvestArk as of September
30, 1993 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders equity for the nine months ended September 30, 1993, and (iv) the internally prepared and unaudited financial statements for North Arkansas and First Bank dated July 30, 1993, (items (i) - (iv) being called collectively the "InvestArk Financial Statements"), copies of which have been furnished by InvestArk to United, have been prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis throughout the periods involved (except as otherwise noted therein and except for year-end adjustments of the unaudited financial statements of a non-material nature), and except as reflected in
Section 5.05, present fairly the consolidated financial condition of InvestArk, at the dates, and the consolidated results of operations and cash flows for the periods, stated therein. Neither InvestArk, North Arkansas nor First Bank has any liability of any nature, whether direct, indirect, accrued, absolute, contingent or otherwise, which is material to InvestArk, North Arkansas or First Bank, except as provided for or disclosed in the InvestArk Financial Statements and except for such of the following liabilities as are incurred in the ordinary course of business:

                 (i)      deposit liabilities and interest payable thereon,

                 (ii) federal funds purchased and securities sold under repurchase agreements and




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interest payable thereon,

                 (iii)    other short term borrowings,

                 (iv) contingent liability upon negotiable instruments endorsed for the purpose of collection,

                 (v)      taxes,

                 (vi)     accounts payable of the operating business,

                 (vii)    salaries and benefits payable,

                 (viii)   unearned income and premiums,

                 (ix)     abandoned and garnished accounts, and

                 (x)      letters of credit and similar commitments.

                          (b)     Without limitation of the foregoing,
InvestArk has no reserve allowance for self-insured health and dental benefit claims and knows of no facts which should cause it to create such a reserve.

         3.06. InvestArk Reports. InvestArk, North Arkansas and First Bank have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Arkansas State Bank Department (the "ASBD") and (iv) any other applicable securities, banking or regulatory authorities (all such reports and statements are collectively referred to herein as the "InvestArk Reports"), except where such failure to file would not have a material adverse effect on the business operations or financial condition of InvestArk or any InvestArk Subsidiary. The InvestArk Reports complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain





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any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.07. Information Supplied. None of the information supplied or to be supplied by InvestArk for inclusion or incorporation by reference in any document to be filed with the Securities and Exchange Commission, the Federal Reserve Board, or any regulatory agency in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. InvestArk has made available to United all financial and other information InvestArk reasonably believes necessary to enable United to make informed judgments concerning the state of the financial and other conditions and affairs of InvestArk, North Arkansas and First Bank.


         3.08. Authorizations; Compliance with Applicable Laws. InvestArk, North Arkansas and First Bank hold all authorizations, permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operations of the businesses of InvestArk, North Arkansas or First Bank (the "InvestArk Permits"), including appropriate authorizations from the ASBD. InvestArk, North Arkansas and First Bank are in compliance with the terms of the InvestArk Permits, except where the failure so to comply would not have a material adverse effect on InvestArk, North Arkansas or First Bank. The businesses of InvestArk, North Arkansas and First Bank are not being conducted in violation of any federal, state or local law, statute, ordinance or regulation of any Governmental Entity (collectively "Laws"), including, without limitation, Regulation O of the Federal Reserve Board, except for possible violations which individually or in





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the aggregate do not and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on InvestArk, North Arkansas or First Bank. Except for the inquiry by the Federal Reserve Board ("FRB") under Sections 23A and 23B of the Federal Reserve Act as disclosed in Exhibit 3.08, no investigation or review by any Governmental Entity with respect to InvestArk, North Arkansas or First Bank is pending or, to the best of their knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same. Without limiting the foregoing, there have been no acts or omissions occurring on or with respect to real estate currently or previously owned, leased or otherwise used in the ordinary course of business by InvestArk, North Arkansas or First Bank, or to the best of their knowledge in which InvestArk, North Arkansas or First Bank has or had an investment or security interest (by mortgage, deed of trust, or otherwise), including, without limitation, properties under foreclosure, properties held by InvestArk, North Arkansas or First Bank in its capacity as a trustee, or properties in which any venture capital or similar unit of InvestArk, North Arkansas or First Bank has or had an interest (the "InvestArk Property"), which constitute or result, or may have constituted or resulted, in the creation of any federal, state or common law nuisance (whether or not the nuisance condition is, or was, foreseen or unforeseen) or which do not comply or have not complied with federal, state or local environmental laws including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental, Response, Compensation and Liability Act, as amended, and their state and local law counterparts, all rules and regulations promulgated thereunder and all other legal requirements associated with the ownership and use of the InvestArk Property (collectively, "Environmental Laws"), and as a result of which acts or omissions InvestArk, North Arkansas or First Bank is





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subject to or reasonably likely to incur a material liability or suffer a diminution in value of any interest exceeding $100,000.00. Neither InvestArk, North Arkansas nor First Bank is subject to or reasonably likely to incur a material liability or suffer a diminution in value of any interest exceeding $100,000.00 as a result of its ownership, lease, operation, or use of any InvestArk Property or as a result of its investment or security interest (as described above) in any InvestArk Property (a) that is contaminated by or contains any hazardous waste, toxic substances or related materials, including without limitation asbestos, PCBs, pesticides, herbicides, petroleum products, substances defined as "hazardous substances" or "toxic substances" in the Environmental Laws, and any other substances or waste that is hazardous to human health or the environment (collectively, "Toxic Substances"), or (b) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof. No claim, action, suit or proceeding is pending against InvestArk, North Arkansas or First Bank relating to the InvestArk Property before any court or other governmental authority or arbitration tribunal relating to Toxic Substances, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting InvestArk, North Arkansas or First Bank with respect thereto.

         3.09. Litigation and Claims.  Except as disclosed in Exhibit 3.08 and
3.09 (a) neither InvestArk, North Arkansas nor First Bank is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or state banking or insurance authority or other Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders of any bank regulatory authority, (b) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting InvestArk,





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
North Arkansas or First Bank pending or, to the best of their knowledge, threatened, which will have or can reasonably be expected to have a material adverse effect on InvestArk, North Arkansas or First Bank and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to InvestArk, North Arkansas or First Bank as a result of the examination by any bank regulatory authority.

         3.10. Taxes. InvestArk, North Arkansas and First Bank have filed all tax returns required to be filed by them and have paid or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent InvestArk Financial Statements reflect an adequate reserve for all taxes payable by InvestArk, North Arkansas and First Bank accrued through the date of such financial statements. There has been no examination by the United States Internal Revenue Service ("IRS") of InvestArk, North Arkansas or First Bank for over seven years. There is no examination pending by the IRS with respect to InvestArk, North Arkansas or First Bank, neither InvestArk, North Arkansas nor First Bank has executed or filed with the IRS any agreement which is still in effect extending the period for assessment and collection of any federal tax, and there are no existing material disputes as to federal, state, or local taxes due from InvestArk, North Arkansas or First Bank. There are no material liens for taxes upon the assets of InvestArk, North Arkansas or First Bank, except for statutory liens for taxes not yet delinquent. Neither InvestArk, North Arkansas nor First Bank is a party to any action or proceeding by any governmental authority for assessment and collection of taxes, and no claim for assessment and collection of taxes has been asserted against any of them. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, and local income, profits, franchise, gross receipts, payroll, sales, employment, use,





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
personal and real property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. InvestArk, North Arkansas and First Bank have withheld from their employees and timely paid to the appropriate governmental agency proper and accurate amounts for all periods through the date hereof in material compliance with all tax withholding provisions of applicable federal, state, and local laws (including without limitation income, social security and employment tax withholding for all types of compensation).

         3.11. Certain Agreements. Except as disclosed in Exhibit 3.11, neither InvestArk, North Arkansas nor First Bank is a party to any (i) consulting, professional services , employment or other agreement not terminable at will providing any term of employment, compensation, guarantee, or severance or supplemental retirement benefit, (ii) union, guild or collective bargaining agreement, (iii) agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement, (iv) any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan or similar plan granting rights to acquire stock in InvestArk, North Arkansas or First Bank, or (v) contract containing covenants which limit the ability of InvestArk, North Arkansas or First Bank to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, InvestArk, North Arkansas or First Bank may carry on its business (other than as may be required by law or applicable regulatory authorities). InvestArk, North Arkansas and First Bank shall terminate all existing consulting, professional services and employment contracts, other than at will





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
employment contracts, and those agreements set forth in Exhibit 3.11, by no later than the Closing Date.

         3.12. Benefit Plans. (a) Exhibit 3.12 hereto lists (i) each employee bonus, incentive, deferred compensation, stock purchase, stock appreciation right, stock option and severance pay plan, (ii) each pension, profit sharing, stock bonus, thrift, savings and employee stock ownership plan, and (iii) every other employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively "Benefit Plans"), which InvestArk, North Arkansas or First Bank maintains or to which InvestArk, North Arkansas or First Bank contributes on behalf of current or former employees. All of the plans and programs listed in Exhibit 3.12 (collectively, "InvestArk Benefit Plans") comply in all material respects with all applicable requirements of ERISA and all other applicable federal and state laws, including without limitation the reporting and disclosure requirements of
Part 1 of Title I of ERISA. With respect to the InvestArk Benefit Plans, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances, in connection with which InvestArk, North Arkansas or First Bank could be subject to any liability that is reasonably likely to have a material adverse effect upon InvestArk, North Arkansas or First Bank (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law. Each of the InvestArk Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has been determined by the IRS to qualify under Section 401(a) of the Code, or an application for the determination of such qualification will be made to the IRS under Section 401(b) of the Code and the regulations thereunder, and there exist no circumstances that would materially adversely affect the qualified status of any such InvestArk Benefit Plan under that section. Each InvestArk Benefit Plan that is a defined benefit pension plan has assets with an aggregate value that exceeds the actuarially present value of its liability for accrued benefits as determined on the basis of the actuarial assumptions used for the most recent actuarial valuation of such Plan, no such Plan has incurred an accumulated funding deficiency within the meaning of Section 412(a) of the Code, and no such Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA. There is no pending or, to the best of InvestArk's knowledge, threatened litigation, governmental proceeding or investigation against or relating to any InvestArk Benefit Plan, and there is no reasonable basis for any material proceedings, claims, actions or proceedings against any Plan. No "reportable event" (as defined in Section 4043(b) of ERISA) (other than a "reportable event" for which the 30-day notice requirement has been waived by the Pension Benefit Guaranty Corporation) has occurred with respect to any InvestArk Benefit Plan, and no InvestArk Benefit Plan has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such Plan which could reasonably result in a material liability.

               (b) InvestArk has delivered to United copies of (i) each InvestArk Benefit Plan, (ii) the most recent summary plan descriptions of each InvestArk Benefit Plan, (iii) each trust agreement, insurance policy or other instrument relating to the funding of any InvestArk Benefit Plan, (iv) the most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the IRS or United States Department of Labor with respect to each InvestArk Benefit Plan, (v) the most recent determination letter issued by the IRS with respect to each InvestArk Benefit Plan that is intended to qualify under
Section 401 of the Code, (vi) the most recent available financial statements for each InvestArk Benefit Plan that has assets, (vii) the most recent actuarial report for any InvestArk Benefit Plan that is a defined benefit pension plan, and if any such Plan was amended subsequent to the date of such report, information about the financial effects of such amendment and
(viii) the most recent audited financial statements for each InvestArk Benefit Plan for which audited financial statements are required by ERISA.

         3.13. Insurance. InvestArk has delivered to United correct and complete copies of all material policies of insurance of InvestArk, North Arkansas and First Bank currently in effect, including, but not limited to, directors and officers liability policies and blanket bond policies. Neither InvestArk, North Arkansas nor First Bank has any liability for unpaid premiums or premium adjustments not properly reflected on the InvestArk Financial Statements.

         3.14. Conduct of InvestArk to Date. Except as contemplated by this Agreement and the Plan of Merger, from and after December 31, 1992 through the date of this Agreement: (a) other than the conversion of First Bank to a state bank, InvestArk, North Arkansas and First Bank have carried on their respective businesses in the ordinary and usual course consistent with past practices, (b) InvestArk, North Arkansas and First Bank have not issued or sold any capital stock or issued or sold any corporate debt securities which would be classified as long term debt on the balance sheet of InvestArk, North Arkansas or First Bank, (c) InvestArk, North Arkansas and First Bank have not granted any option for the purchase of capital stock (except as referred to in Section 3.03), effected any stock split, or otherwise changed their capitalization, (d) InvestArk has not declared, set aside, or paid any cash or stock dividend or other distribution in respect to its capital stock except for usual quarterly cash dividends of 20 cents per share for the first and second quarters of 1993 and 25 cents per share for the third quarter of 1993; the dividend declared but not yet paid for the fourth quarter shall be 50 cents per share, (e) neither InvestArk, North Arkansas nor First Bank has incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, except as set forth on Exhibit
3.11 or in conjunction with this Agreement, or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties, (f) neither InvestArk, North Arkansas nor First Bank has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charges, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business, (g) neither InvestArk, North Arkansas nor First Bank has since September 30, 1993, sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business, (h) except as set forth in
Exhibit 3.14(h), neither InvestArk, North Arkansas nor First Bank has increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases (including bonuses paid in January, 1993) in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract; adopted, entered into, terminated, amended or modified any InvestArk Benefit Plan in respect of any of present or former directors, officers or other employees; or agreed to do any of the foregoing, (i) neither InvestArk, North Arkansas nor First Bank has suffered any material damage, destruction, or loss, whether as the result of flood, fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, windstorm, embargo, riot, act of God, or other similar or dissimilar casualty or event or otherwise, whether or not covered by insurance, (j) neither

InvestArk, North Arkansas nor First Bank has cancelled or compromised any debt to an extent exceeding $50,000.00 owed to InvestArk, North Arkansas or First Bank or claim to an extent exceeding $50,000.00 asserted by InvestArk, North Arkansas or First Bank, (k) neither InvestArk, North Arkansas nor First Bank has entered into any transaction, contract, or commitment outside the ordinary course of its business, other than the conversion of First Bank from a national banking association to a state chartered bank, (1) neither InvestArk, North Arkansas nor First Bank has entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights, (m) there has not been any change in the method of accounting or accounting practices of InvestArk, North Arkansas and First Bank, and (n) InvestArk, North Arkansas and First Bank have kept all records substantially in accordance with all regulatory and statutory requirements and substantially in accordance with industry standards specified by the American Bankers Association, and have retained such records for the periods required by statute, regulation or American Bankers Association industry standards.

         3.15. Material Adverse Change. Since December 31, 1992, there has been no material adverse change in the financial condition, results of operations or business of InvestArk, North Arkansas or First Bank.

         3.16. Properties, Leases and Other Agreements. Except (i) with respect to debts reflected in the InvestArk Financial Statements, (ii) for any lien for current taxes not yet delinquent, (iii) for pledges to secure deposits and (iv) for such other liens, security interests, claims, charges, options or other encumbrances and imperfections of title which do not materially affect the value or interfere with or impair the present and continued use of personal or real property reflected in the InvestArk

Financial Statements or acquired since the date of such Statements, InvestArk, North Arkansas and First Bank have good title, free and clear of any liens, security interests, claims, charges, options or other encumbrances to all of the personal and real property reflected in the InvestArk Financial Statements, and all personal and real property acquired since the date of such InvestArk Financial Statements, except such personal and real property as has been disposed of in the ordinary course of business. Substantially all of the buildings and equipment in regular use by InvestArk, North Arkansas and First Bank have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted. All leases material to InvestArk, North Arkansas and First Bank pursuant to which InvestArk, North Arkansas or First Bank, as lessee, leases real or personal property are valid and effective in accordance with their respective terms and there is not, under any of such leases, any material existing default by InvestArk, North Arkansas or First Bank, or any other party thereto, or any event which with notice or lapse of time or both would constitute such a material default. No options to renew said leases have lapsed and the terms of the leases govern the rights of the respective landlords of InvestArk, North Arkansas and First Bank.

         3.17. Accounting. Neither InvestArk nor any of its affiliates will take any action that would, in the reasonable opinion of United, prevent the Merger from qualifying for pooling of interests accounting treatment.

         3.18. No Untrue Statements. No representation or warranty hereunder or information contained in any financial statement or any other document delivered to United pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

         3.19. Proper Documentation. With respect to all loans to borrowers which are payable to

InvestArk, North Arkansas or First Bank either directly or as a participant and except for such imperfections in documentation which when considered as a whole would not have a net adverse effect on the business, operations or financial condition of either InvestArk, North Arkansas or First Bank in excess of $100,000.00:

                 (a) All loans were made for good, valuable and adequate consideration in the normal and ordinary course of business, and the notes and other evidences of indebtedness and any loan agreements or security documents executed in connection therewith are true and genuine and constitute the valid and legally binding obligations of the borrowers to whom the loans were made and are legally enforceable against such borrowers in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction (regardless of whether such enforceability is considered in a proceeding in equity or at law);

                 (b) The amounts represented to United as the balances owing on the loans are the correct amounts actually and unconditionally owing, are undisputed, and are not subject to any offsets, credits, deductions or counterclaims;

                 (c) The collateral securing each loan as referenced in a loan officer worksheet, loan summary report or similar interoffice loan documentation is in fact the collateral held by InvestArk, North Arkansas or First Bank to secure each loan;

                 (d) InvestArk, North Arkansas or First Bank has possession of all loan document files and credit files for all loans held by them containing promissory notes and other relevant evidences of indebtedness with original signatures of their borrowers and guarantors;

                 (e) InvestArk, North Arkansas and First Bank hold validly perfected liens or security interests in the collateral granted to them to secure all loans as referenced in the loan officer worksheets, loan summary reports or similar interoffice loan documentation and the loan or credit files contain the original security agreements, mortgages, or other lien creation and perfection documents unless originals of such documents are filed of public record;

                 (f) Each lien or security interest of InvestArk, North Arkansas or First Bank in the collateral held for each loan is properly perfected in the priority described as being held by InvestArk, North Arkansas or First Bank in the loan officer worksheets, loan summary reports or similar interoffice loan documentation contained in the loan document or credit files;

                 (g) InvestArk, North Arkansas and First Bank are in possession of all collateral that the loan document files or credit files indicate they have in their possession;

                 (h) All guaranties granted to InvestArk, North Arkansas and First Bank to insure payment of loans constitute the valid and legally binding obligations of the guarantors and are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction (regardless of whether such enforceability is considered in a proceeding in equity or at law);

                 (i) With respect to any loans in which InvestArk, North Arkansas and First Bank have sold participation interests to another bank or other financial institution, none of the buyers of such participation interests are in default under any participation agreements.

         3.20. Not in Default. Neither InvestArk, North Arkansas nor First Bank is in default under any material agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party, by which it is bound, or to which its properties or assets are subject.

                                   ARTICLE IV

                    Representations and Warranties of United

         United hereby represents and warrants to InvestArk and Sellers as follows:

         4.01. Organization, Standing and Power. United is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations or financial condition of United and its subsidiaries. United is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

         4.02. Authority. Subject to the approval of this Agreement and the Plan of Merger by the shareholders of United and of applicable regulatory authorities, United has all requisite corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of United's board of directors. This Agreement and the Plan of Merger have been duly executed and delivered by United, and, subject to such shareholder and regulatory approval, each constitutes a valid and binding obligation of United enforceable in accordance with its terms, except as the enforceability of the Agreement may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors. The execution and delivery of this Agreement and the Plan of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, result in any Violation pursuant to any provision of the Articles of Incorporation or Bylaws of United or any of its subsidiaries or result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to United or any of its subsidiaries or their respective properties or assets. Other than in connection or in compliance with the provisions of the ABCA, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states, and consents, authorizations, approvals, notices or exemptions required under the BHC Act, the National Bank Act, Arkansas banking laws, and from other regulatory authorities, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to United in connection with the execution and delivery of this Agreement and the Plan of Merger by United or the consummation by United of the transactions contemplated hereby and thereby, the failure to obtain which would have a material adverse effect on United or any United subsidiary.

         4.03. Capital Structure of United. The authorized capital stock of United consists of 12,000,000 shares of common stock, $1.00 par value, of which 4,272,276 shares are outstanding. United has no issued and outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders may vote. All outstanding shares of United common stock are validly issued, fully paid, nonassessable, and not subject to preemptive rights. There are no options, warrants, calls, rights, or agreements of any character whatsoever to which United is a party or by which United is obligated to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any voting debt securities or by which United is obligated to grant, extend or enter into any such option, warrant, call, right or agreement. Immediately before and after the Effective Time there will be no option, warrant, call, right or agreement obligating United to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or obligating United to grant, extend or enter into any such option, warrant, call, right or agreement.

         4.04. United Financial Statements. (a) The (i) consolidated balance sheets of United as of September 30, 1993 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders equity for the nine months ended September 30, 1993 and (ii) consolidated balance sheets of United as of December 31, 1991 and December 31, 1992 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders equity for the twelve months ended December 31, 1991 and December 31, 1992, respectively, certified by Arthur Andersen & Company, (items (i) and
(ii) being called collectively the "United Financial Statements" copies of which have been furnished by United to InvestArk, have been prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis throughout the periods involved (except as other side noted therein and except for year end adjustments of a non-material nature), and present fairly the consolidated financial condition of United, at the dates, and the consolidated results of operations and cash flows for the periods, stated therein. Neither United nor any United subsidiary has any liability of any nature, whether direct, indirect, accrued, absolute, contingent or otherwise, which is material to United, except as provided for or disclosed in the United Financial Statements and except for such of the following liabilities as are incurred in the ordinary course of business:

                   (i)      deposit liabilities and interest payable thereon,

                   (ii) federal funds purchased and securities sold under repurchase agreements and interest payable thereon,

                   (iii)    other short term borrowings,

                   (iv) contingent liability upon negotiable instruments endorsed for the purpose of collection,

                   (v)      taxes,

                   (vi)     accounts payable of the operating business,

                   (vii)    salaries and benefits payable,

                   (viii)   unearned income and premiums,

                   (ix)     abandoned and garnished accounts, and

                   (x)      letters of credit and similar commitments.

         4.05. United Reports. United and its subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the FRB, (ii) the Office of the Comptroller of the Currency,, (iii) the FDIC,
(iv) the Arkansas State Bank Department (the "ASBD") and (v) any other applicable securities, banking or regulatory authorities (all such reports and statements are collectively referred to herein as the "United Reports") except where such failure to file would not have a material adverse effect on the business operations or financial condition of United. The United Reports complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.06. Authorizations; Compliance with Applicable Laws. United and its subsidiaries hold all authorizations, permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operations of the businesses of United and its subsidiaries (the "United Permits").United and its subsidiaries are in compliance with the terms of the United Permits, except where the failure to comply would not have a material adverse effect on United. The businesses of United and its subsidiaries are not being conducted in violation of any federal, state or local law, statute, ordinance or regulation of any Governmental Entity (collectively "Laws"), including, without limitation, Regulation O of the FRB, except for possible violations which individually or in the aggregate do not and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on United. No investigation or review by any Governmental Entity with respect to United or its subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same. Without limiting the foregoing, there have been no acts or omissions occurring on or with respect to real estate currently or previously owned, leased or otherwise used by United or any United subsidiary or in which United or any United subsidiary has or had an investment or security interest (by mortgage, deed of trust, or otherwise), including, without limitation, properties under foreclosure, properties held by United or a United subsidiary in its capacity as a trustee, or properties in which any venture capital or similar unit of United or a United subsidiary has or had an interest (the "United Property"), which constitute or result, or may have constituted or resulted, in the creation of any federal, state or common law nuisance (whether or not the nuisance condition is, or was, foreseen or unforeseen) or which do not comply or have not complied with federal, state or local Environmental Laws, and as a result of which acts or omissions United or a United subsidiary is subject to or reasonably likely to incur a material liability or suffer a diminution in value of any interest exceeding $100,000.00. Neither United nor any United subsidiary is subject to or reasonably likely to incur a material liability or suffer a diminution in value of any interest exceeding $100,000.00 as a result of its ownership, lease, operation, or use of any United Property or as a result of its investment or security interest (as described above) in any United Property (a) that is contaminated by or contains any hazardous waste, toxic substances or related materials, including without limitation asbestos, PCBs, pesticides, herbicides, petroleum products, substances defined as "hazardous substances" or "toxic substances" in the Environmental Laws, and any other substances or waste that is hazardous to human health or the environment (collectively, "Toxic Substances"), or (b) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof. No claim, action, suit or proceeding is pending against United or any United subsidiary relating to the United Property before any court or other governmental authority or arbitration tribunal relating to Toxic Substances, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting United or any United subsidiary with respect thereto.

         4.07. Litigation and Claims.  Except as disclosed in this Agreement
(a) neither United nor
any United subsidiary is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or state banking or insurance authority or other Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders of any bank regulatory authority, (b) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting United or any United subsidiary pending or threatened, which will have or can reasonably be expected to have a material adverse effect on United and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to United or any United subsidiary as a result of the examination by any bank regulatory authority.

         4.08. Material Adverse Change. Since September 30, 1993, there has been no material adverse change in the financial condition, results of operations or business of United.

         4.09. Not in Default. Neither United nor any United subsidiary is in default under any material agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party, by which it is bound, or to which its properties or assets are subject.

                                   ARTICLE V

                             Covenants of InvestArk

         5.01. Affirmative Covenants. InvestArk hereby covenants and agrees with United that prior to the Effective Time, unless the prior written consent of United shall have been obtained, and except as otherwise contemplated herein, InvestArk will and InvestArk will cause North Arkansas and First Bank to:

               (a) operate their businesses only in the usual, regular and ordinary course consistent with past practices;

                 (b) use reasonable efforts to preserve intact their business organization and assets, maintain their rights and franchises, retain the services of their officers and key employees (except that they shall have the right to lawfully terminate the employment of any officer or key employee if such termination is in accordance with InvestArk's existing employment procedures) and maintain their relationships with customers;

                 (c) use reasonable efforts to maintain and keep their properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

                 (d) use reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained; provided, however, that InvestArk shall not be required to purchase insurance policies for directors' and officers' liabilities;

                 (e) perform in all material respects all obligations required to be performed by them under all material contracts, leases, and documents relating to or affecting their assets, properties, and business;

                 (f) comply with and perform in all material respects all obligations and duties imposed upon them by all Laws; and

                 (g) give United notice of all boards of directors meetings, allow United to have a non-voting representative at each such meeting except to the extent that InvestArk's legal counsel advises the directors that permitting United's presence would constitute a breach of their fiduciary duties, and provide United with all written materials and communications provided to the directors in connection with such meetings.

         5.02. Negative Covenants. Except as specifically contemplated by this Agreement, from the date hereof until the earlier of the termination of the Agreement or the Effective Time, InvestArk shall not do, and InvestArk will cause North Arkansas and First Bank not to do, without the prior written consent of United, any of the following:

                 (a) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice;

                 (b) (i) except as disclosed in Exhibit 3.14(h), grant any bonuses or increase in compensation to their employees, officers or directors, (ii) effect any change in retirement or any other benefits to any class of employees or officers (unless any such change shall be required by this Agreement or applicable law) which would increase their retirement benefit liabilities, (iii) adopt, enter into, amend or modify any InvestArk Benefit Plan except as provided herein, (iv) terminate the employment or services of any director or officer, (vi) hire any officer or elect any new director, or (vii) fix the 1994 rate of compensation for Lloyd Jones, Cole Martin or Robert Koch;

                 (c) declare or pay any dividend on, or make any other distribution in respect of, their outstanding shares of capital stock, except dividends consistent with past dividend rates; provided, however, that InvestArk shall not declare or pay any dividends on its common stock in excess of $1.05 per share paid and $1.15 per share declared in the fiscal year ending December 31, 1993, and $0.25 per share for the first quarter of 1994, the 50 cents per share dividend declared in the fourth quarter of 1994 being payable on January 4, 1994;

                 (d) (i) redeem, purchase or otherwise acquire any shares of their capital stock or any securities or obligations convertible into or exchangeable for any shares of their capital stock, or any options, warrants, conversion or other rights to acquire any shares of their capital stock or any such securities or obligations; (ii) merge with or into or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets or any class of stock, of any corporation, bank or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of business consistent with past practice; or (v) split, combine or reclassify any of their capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock;

                 (e) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of their capital stock of any class (including shares held in treasury), any Voting
Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities;

                 (f) except as may be required by applicable law, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of their officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by InvestArk, North Arkansas or First Bank to take any such action and, upon learning of such action by any representative, shall take appropriate steps to terminate such action, InvestArk shall promptly notify United orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters; for purposes of this Agreement, "Competing Transaction" shall mean any of the following involving InvestArk, North Arkansas or First Bank; any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of a substantial portion of assets; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock);

                 (g) propose or adopt any amendments to their corporate charters or bylaws;

                 (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle with respect to any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

                 (i) except in their fiduciary capacities, purchase any shares of United common stock;

                 (j) change any method of accounting in effect at December 31, 1992, or change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1992, except as may be required by law or generally accepted accounting principles;

                 (k)      take action which would or is reasonably likely to
(i) adversely affect the ability of either of United or InvestArk to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect InvestArk's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

                 (l) change the lending, investment, asset/liability management and other material policies concerning the business of InvestArk, North Arkansas or First Bank, unless required by Law or order or unless such change does not cause a material adverse effect on InvestArk, North Arkansas or First Bank;

                 (m) agree in writing or otherwise to do any of the foregoing;

                 (n) make any single new loan or series of loans not in accordance with existing loan policies to one borrower or related series of borrowers in an aggregate amount greater than $250,000.00;

                 (o) sell or otherwise dispose of securities owned as investments except at maturity dates or in accordance with past practices for securities held for sale or trading or in accordance with Generally Accepted Accounting Principles for securities classified as "held to maturity"; or

                 (p) sell or dispose of any real estate or other assets having a value in excess of $100,000.00.

        5.03. Access and Information. Upon reasonable notice, InvestArk shall (and shall cause North Arkansas and First Bank to) afford to United's officers, employees, accountants, counsel and other representatives, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records. During such period, InvestArk shall (and shall cause North Arkansas and First Bank to) furnish promptly to United (i) a copy of each InvestArk Report filed or received by it during such period pursuant to the requirements of the BHC Act and any other federal or state banking laws promptly after such documents are available, (ii) the monthly financial statements of InvestArk, North Arkansas and First Bank (as prepared in accordance with generally accepted accounting principles) promptly after such financial statements are available, (iii) a summary of any action taken by the Boards of Directors, or any committee thereof, of InvestArk, North Arkansas and First Bank, and (iv) all other information concerning its business, properties and personnel as United may reasonably request. Unless otherwise required by law, each party will hold any information obtained from the other in connection with the transaction which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of the party holding nonpublic information of the other party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from the other party, and any copies made of such documents, to such other party or destroy such documents and copies.

         5.04. Update Disclosure; Breaches.

         From and after the date hereof until the earlier of the termination of this Agreement or the Effective Time, InvestArk and United shall provide to the other party prompt notice of any matters which have occurred from and after the date hereof which are material to the financial condition or operations of the disclosing party or which have a material bearing on any matter dealt with herein.

         InvestArk and United shall, in the event either becomes aware of any existing, impending, or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of the warranties, representations or agreements contained or referred to herein, give prompt written notice thereof to the other party and the responsible party shall use its best efforts to prevent or promptly remedy the same.

         5.05 Reserve. InvestArk shall cause North Arkansas by December 31, 1993 to make an addition to its allowance for loan losses in the amount of $140,000.00 and InvestArk shall cause

First Bank by December 31, 1993 to make an addition to its allowance for loan losses in the amount of $450,000.00 and to establish a reserve against other real estate owned in the amount of $100,000.00. It is expressly provided, however, that InvestArk, North Arkansas and First Bank shall have no obligation to make the foregoing additions to reserves unless, after using their best efforts to obtain such approval and consent, InvestArk, North Arkansas and First Bank shall have obtained written approval and consent of the Arkansas State Bank Commissioner to make the additions.

                                  ARTICLE VI

                            Additional Agreements

         6.01. Shareholders Meetings. InvestArk and United shall call meetings of their shareholders to be held as promptly as practicable for the purpose of voting upon the Merger Agreements.

         6.02. Legal Conditions to Merger. Each of InvestArk and United will take all reasonable actions necessary to comply promptly with all legal requirements it may have with respect to the Merger (including furnishing all information required by the Federal Reserve Board or in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Each of InvestArk and United will, respectively, cause their subsidiaries to, take in a prompt manner all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any agreement, consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by United, InvestArk or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement and the Plan of Merger.

         6.03.   Reports.

                 (a) Prior to the Effective Time, InvestArk shall prepare and file as and when required all InvestArk Reports.

                 (b) InvestArk shall prepare such InvestArk Reports such that (i) they comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they are filed and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) with respect to any InvestArk Reports containing financial information of the type included in the InvestArk Financial Statements, the financial information (A) is prepared in accordance with generally accepted accounting principles and practices as utilized in the InvestArk Financial Statements, applied on a consistent basis (except as stated therein or in the notes thereto) (B) presents fairly the consolidated financial condition of InvestArk, at the dates, and the consolidated results of operations and cash flows for the periods, stated therein and (C) in the case of interim fiscal periods, reflects all adjustments, consisting only of normal recurring items necessary for a fair presentation, subject to year-end audit adjustments.

         6.04. Brokers or Finders. Each of United and InvestArk represents, as to itself, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement; provided, however, InvestArk may pay Stephens Inc. a reasonable financial advisory fee for services rendered in connection with the transactions contemplated by this Agreement not to exceed $100,000.00 plus out-of-pocket expenses, such payment to be subject to receipt of any necessary regulatory approval.

         6.05. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other parties. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest United with full title to all properties, assets, rights, approvals, immunities and franchises of either of InvestArk, North Arkansas or First Bank, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         6.06. Governmental and Other Third Party Approvals. InvestArk and United shall each use their reasonable best efforts to obtain all governmental and other third party approvals, authorizations and consents that may be necessary or reasonably required of them in order to effect the transactions contemplated by this Agreement. InvestArk and United agree to make all filings and applications for such approvals and reviews as soon as practicable, to prosecute the same with reasonable diligence and to notify each other when such approvals, authorizations and consents have been received. InvestArk and United will provide each other with copies of all regulatory notices and filings made in connection with the transactions contemplated by this Agreement prior to filing. United and InvestArk will each provide to the other copies of any correspondence received from any regulatory agency relating to such filings, and shall use its best efforts to keep the other party advised of the progress of obtaining all regulatory and third party approvals required for the consummation of all transactions contemplated by this Agreement.

                                  ARTICLE VII

                              Conditions Precedent

         7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                 (a) Shareholder Approval. The Merger Agreements shall have been approved and adopted by the legally required votes of the holders of the outstanding shares of InvestArk and United common stock at shareholders meetings duly called for the purpose of voting on the Merger.

                 (b) Federal Reserve Board. The Merger Agreements and the transactions contemplated hereby shall have been approved by the Federal Reserve Board without any condition not acceptable to United, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

                 (c) Arkansas State Bank Commissioner. The Arkansas State Bank Commissioner shall have approved the transfer of ownership of North Arkansas and First Bank to United without any condition not acceptable to United.

                 (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect.

                 (e) No Proceeding or Litigation. No material action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced against United, InvestArk or any affiliate, associate, officer or director of either of them, seeking to restrain, enjoin, prevent, change or rescind the transactions contemplated hereby or questioning the validity or legality of any such transactions.

                 (f) Closing Date. The Closing Date shall occur on or before May 31, 1994 unless extended by InvestArk and United.

                 (g) Consents Under Agreements. United, InvestArk and their subsidiaries shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument.

                 (h) Securities Laws. A registration statement for the United Stock shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order. United shall have obtained all securities or "blue sky" permits and other authorizations necessary under state securities laws for United to issue the United Stock and consummate the Merger.

         7.02. Conditions to Obligations of United. The obligation of United to effect the Merger is subject to the satisfaction of the following conditions unless waived in writing by United:

                 (a) Representations and Warranties. Each of the representations and warranties of InvestArk set forth in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes expressly contemplated by this Agreement.

                 (b) Performance of Obligations of InvestArk. InvestArk shall have performed in all material respects each of the obligations required to be performed by it under this Agreement and the Plan of Merger at or prior to the Closing Date, and United shall have received a certificate signed on behalf of InvestArk by the chief executive officer and by the chief financial officer of InvestArk to such effect.

                 (c) Opinion of Counsel. InvestArk shall have delivered to United an opinion of its counsel, Shults, Ray and Kurrus, dated as of the Closing Date and in form and substance satisfactory to counsel for United, to the aggregate effect that: (i) InvestArk has been duly incorporated and organized and is a corporation validly existing in good standing under the laws of Arkansas with full corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated thereby; (ii) all corporate proceedings and other actions on the part of InvestArk necessary to be taken in connection with the Merger and (except for the filing of the Articles of Merger) necessary to make same effective have been duly and validly taken; (iii) this Agreement and the Plan of Merger have been duly and validly authorized, executed and delivered on behalf of InvestArk and constitute (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity) valid and binding agreements of InvestArk; and (iv) the execution of the Articles of Merger by InvestArk has been duly and validly authorized.

                 (d) No Material Adverse Change. There shall have been no material adverse change since December 31, 1992 in the financial condition, results of operations or business of

InvestArk, North Arkansas or First Bank. Material adverse change shall include commencement or making of any investigation, lawsuit or claim which, if decided adversely to InvestArk, North Arkansas or First Bank, would have a material adverse effect on InvestArk, First Bank or North Arkansas.

         (e) Environmental Audits. Phase I environmental audits of the InvestArk Property shall have been conducted at United's expense and shall, to United's satisfaction, reflect no material problems under Environmental Laws.

         (f) Pooling Opinion. United shall have received an opinion from Arthur Andersen & Co. to the effect that the Merger qualifies for pooling-of-interests accounting treatment under applicable accounting principles and that it will be so treated by the SEC if consummated in accordance with the Merger Agreements.

         (g) FRB Inquiry. Neither United nor InvestArk shall have received notice from the FRB and/or the Federal Reserve Bank of St. Louis of actual or proposed regulatory action with respect to the inquiry disclosed in Exhibit
3.08 that could reasonably be expected to have an adverse effect on InvestArk, United and/or the InvestArk Subsidiaries.

         (h) Amendment of Articles of Incorporation. InvestArk shall have perfected an amendment to its articles of incorporation to provide that it shall be governed by the Arkansas Business Corporation Act of 1987.

         (i) Affiliates. Each person who receives a portion of the United Stock and who might reasonably be considered to be an affiliate of InvestArk, as defined in paragraph (a) of Rule 144 of the Rules of the Securities and Exchange Commission under the Securities Act, shall have executed and delivered at Closing a letter substantially in the form set forth in Exhibit 7.02(i).

         7.03 Conditions to Obligations of InvestArk The obligation of InvestArk to effect the Merger is subject to the satisfaction of the following conditions unless waived by InvestArk:

                 (a) Representations and Warranties. Each of the representations and warranties of United set forth in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes expressly contemplated by this Agreement, and InvestArk shall have received a certificate signed on behalf of United by the chief executive officer and by the chief financial officer of United to such effect.

                 (b) Performance of Obligations of United. United shall have performed in all material respects each of the obligations required to be performed by it under this Agreement and the Plan of Merger at or prior to the Closing Date, and InvestArk shall have received a certificate signed on behalf of United by the chief executive officer and by the chief financial officer of United to such effect.

                 (c) Opinion of Counsel. United shall have delivered to InvestArk an opinion of its counsel, Ivester, Skinner & Camp, P.A., dated as of the Closing Date and in form and substance satisfactory to counsel for InvestArk, to the aggregate effect that: (i) United is a corporation validly existing under the laws Arkansas with full corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated thereby; (ii) all corporate proceedings and other actions on the part of United necessary to be taken in connection with the Merger and (except for the filing of the Articles of Merger) necessary to make same effective have been duly and validly taken; (iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of United and constitutes (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity) a valid and binding agreement of United; and (iv) the execution of the Articles of Merger by United has been duly and validly authorized.

                 (d) No Material Adverse Change. There shall have been no material adverse change since September 30, 1993 in the financial condition, results of operations or business of United.

                                  ARTICLE VIII

                           Termination and Amendment

         8.01 Termination. This Agreement and the Plan of Merger may be terminated at any time prior to the Effective Time:

                 (a) by mutual consent of the Board of Directors of United and the Board of Directors of InvestArk;

                 (b) by either United or InvestArk (A) if there has been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement on the part of InvestArk, on the one hand, or United on the other hand, respectively, set forth in this Agreement, or (B) if any representation or warranty of InvestArk on the one hand, or United on the other hand, respectively, shall be discovered to have become untrue in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue in any respect), in either case which breach or other condition has not been cured within 10 business days following receipt by the nonterminating party of notice of such breach or other condition from the terminating party;

                 (c) by either United or InvestArk if any permanent Injunction preventing the consummation of the Merger shall have become final and nonappealable;

                 (d) by either United or InvestArk if the Merger shall not have been consummated on or before May 31, 1994, for a reason other than the failure of the terminating party to comply with its obligations under this Agreement;

                 (e) by either United or InvestArk if the Federal Reserve Board has denied approval of the Merger and neither United nor InvestArk has, within 30 days after the entry of the Federal Reserve Board's order denying such approval, filed a petition seeking review of such order as provided by
Section 9 of the BHC Act;

                 (f) by United or InvestArk if any condition precedent to the terminating party's obligation to effect the Merger has not been satisfied and such condition cannot reasonably be expected to be satisfied prior to the date specified in Subsection 8.01(d);

                 (g) by InvestArk if the United Average Price is less than $22.00 and the scheduled Closing Date is more than 120 days after the date of this Agreement; or

                 (h) by United if the United Average Price is $35.00 or more and the scheduled Closing Date is more than 120 days after the date of this Agreement; provided, however, that United may not terminate under this subsection (h) if United has (i) agreed or announced its intention to be acquired by a third party or merge into a third party that is the surviving corporation, or (ii) received an unsolicited offer or proposal to engage in such a transaction;

                 (i) by United if, by no later than December 31, 1993 (i) North Arkansas shall not have made an addition to its allowance for loan losses in the amount of $140,000.00 and (ii) First Bank shall not have made an addition to its allowance for loan losses in the amount of $450,000.00 and shall have established a reserve against other real estate owned in the amount of $100,000.00; provided, however, that United shall exercise any right to terminate under this subsection by no later than January 31, 1994.

         8.02. Effect of Termination. In the event of termination of this Agreement by either InvestArk or United as provided in Section 8.01, this Agreement and the Plan of Merger shall forthwith become void and there shall be no liability or obligation on the part of InvestArk, United, or their respective officers or directors, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         8.03. Amendment. Subject to the next following sentence, this Agreement and the Plan of Merger may be amended by the parties hereto by action taken or authorized by the respective Boards of Directors of United and InvestArk at any time prior to the Closing Date. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.04. Extension; Waiver. At any time prior to the Effective Time, United, on the one hand, and InvestArk, on the other hand, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered by the other pursuant hereto, and (iii) waive compliance by the other with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                              General Provisions

         9.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (with receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      if to United, to

         First United Bancshares, Inc.
         Attention:  John E. Burns
         P. O. Box 751
         El Dorado, Arkansas 71731

                 with a copy to:

         Hermann Ivester, Esq.
         Ivester, Skinner & Camp, P.A.
         111 Center Street, Suite 1200
         Little Rock, Arkansas 72201

                 (b)      if to InvestArk, to:

         Mr. Harry C. Erwin
         Chairman and Chief Executive Officer
         InvestArk Bankshares, Inc.
         P. O. Box 908
         Stuttgart, AR 72160-0908

                 with a copy to:

         H. Baker Kurrus, Esq.
         Shults, Ray & Kurrus
         200 West Capitol, Suite 1600

         Little Rock, AR 72201-3637


         9.02. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

         9.03. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         9.04. Entire Agreement. This Agreement (including the documents and the instruments referred to herein, including the Plan of Merger) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         9.05. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Arkansas.

         9.06. Publicity. The parties hereto agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger and will use their best efforts to agree upon the text of such press release or public announcement prior to the publication of such press release or the making of such public announcement. However, the determination by United as to when and whether it will make a public statement and the contents of any such public statement shall be final and binding.

         9.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         9.08. Knowledge of the Parties. Wherever in this Agreement any representation or warranty is made upon the knowledge of a party hereto that is not an individual, such knowledge shall include the actual knowledge, after due inquiry, of any executive officer of such party or an executive officer of any Subsidiary thereof.

         9.09. Expenses. Except as otherwise provided herein, all Expenses incurred by United and InvestArk in connection with or related to the authorization, preparation and execution of this Agreement, the Plan of Merger, and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same.

         9.10 Non-Survival of Representations and Warranties. None of the representations, warranties and covenants contained in this Agreement shall survive the Closing or, following Closing, be the basis for any action by any party; all terms and conditions hereof shall merge in the closing documents and shall not survive Closing.

         IN WITNESS WHEREOF, InvestArk and United have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                  FIRST UNITED BANCSHARES, INC.



                                  By: /s/ JAMES V. KELLEY
                                  James V. Kelley
                                  Chairman, President and
Attest:                           Chief Executive Officer



/s/ ROBERT G. DUDLEY
Robert G. Dudley, Secretary

                                  INVESTARK BANKSHARES, INC.



                                  By: /s/ HARRY C. ERWIN
Attest:                           Harry C. Erwin
                                  Chairman, President and
                                  Chief Executive Officer

/s/ JOHN STEPHENS
Secretary

                                 EXHIBIT 3.08

                            RESERVE BOARD INQUIRY

         The Federal Reserve Board has inquired about certain transactions by and among InvestArk, First Bank, North Arkansas and Stephens Inc. The Federal Reserve Board has questioned these transactions under Sections 23A and 23B of the Federal Reserve Act. The boards of directors of First Stuttgart Bank & Trust Company and Bank of North Arkansas have received full reports of these transactions and have provided to The Federal Reserve Board the L.nformation requested by such Board.

                                 EXHIBIT 3.09

                            LITIGATION AND CLAIMS

         The following matters are disclosed pursuant to Section  3.09:

         1. Claim by Charles C. Miller, Estate of Annie Smith and/or assigns and distributees, and Gwen Lee for payment pursuant to a stock purchase agreement dated December 27, 1984. All other similarly situated claimants have accepted the sum of $23.40 per share in payment of the obligations set forth in such agreement. The amount payable under the stock purchase agreement to the three claimants is calculated by InvestArk to be $30,771.00.

         2. Griffith Farming v. First National Bank in Stuttgart; Circuit Court of Monroe County, Arkansas; No. CIV-89-3.

                                 EXHIBIT 3.11

         1. Agreement with Erwin & Co. for preparation of 1993 tax returns for InvestArk, First Bank, and North Arkansas.

         2. Agreement with Martin and Company for preparation of 1993 audits return for InvestArk, First Bank, and North Arkansas.

         3. Supplemental retirement contract dated January 5, 1991, between Lloyd Jones and North Arkansas.

         4. Engagement letter between Stephens Inc. and InvestArk, and the related indemnity agreement.

         5. Leases, maintenance agreements, service contracts and other similar agreements on miscellaneous fixtures, equipment, software and other property entered into in the ordinary course of business, such as vault maintenance contracts, elevator maintenance contracts, cleaning service contracts, software licenses and maintenance agreements and the like.

         6.        Agreement regarding life insurance with Cole Martin.

                                 EXHIBIT 3.12

1.       Profit Sharing Plan at Bank of North Arkansas.,as.

2.       Defined Contribution Qualified Pension Plan at First Bank.

3.       Self-Insured Health Care Plan (contract expires 8/1/94).

4. Miscellaneous life and accident policies (expiration last day of each month).

                                EXHIBIT 3.14(h)

                             COMPENSATION INCREASES

         There are no bonuses or increases in compensation for employees of North Arkansas or First Bank other than those bonuses and increases in compensation which have been authorized in the books and records of the companies and which have been accrued and budgeted. For First Bank, bonuses totaling $103,765.44 have been authorized. For North Arkansas, bonuses totaling $30,000 have been authorized. The weighted average percentage salary increase for North Arkansas employees from 1993 to 1994, exclusive of compensation for Lloyd Jones, is approximately 3.7%. The 1994 compensation for Lloyd Jones has not been fixed.

         The 1994 compensation for Cole Martin and Robert M. Koch have not been determined.

                               Exhibit 7.02(i)



First United Bancshares, Inc.
Main and Washington Streets
El Dorado, Arkansas 71730

Gentlemen:

         I may presently be considered to be an "affiliate", as defined in paragraph (a) of Rule 144 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Act"), of InvestArk Bankshares, Inc. an Arkansas Corporation ("InvestArk"). Pursuant to the merger (the "Merger") of InvestArk with and into First United Bancshares, Inc. ("First United"), I will acquire ________shares of the common stock, par value $1 per share ("Common Stock"), of First United. I represent and warrant that I (i) am acquiring said shares (as the same may be increased, decreased or are changed in accordance with the Agreement and Plan of Merger dated December 17, 1993, relating to the Merger, the ("Shares") for my own account (or in the capacity indicated hereon) and with no present intention of dividing my participation with others or otherwise making a distribution of the Shares and (ii) shall not make any sale, transfer or other disposition of the Shares in violation of the Act or the General Rules and Regulations promulgated thereunder by the SEC.

         I have been advised that the issuance of the Shares to me pursuant to the Merger has been registered under the Act in the Registration Statement on SEC Form 5-4, as amended, Registration No. _______ ("Registration Statement") as filed with the SEC, receipt of a copy of which Registration Statement is hereby acknowledged. However, I have also been advised that any public offering or sale by me of any of the Shares will, under current law, require either (i) the further registration (by amendment of such Form S-4 or otherwise) under the Act of the Shares to be sold or (ii) compliance with Rule 145 promulgated under the Act or (iii) the availability of another exemption from such registration.

         I agree not to sell, transfer or dispose of the Shares [ ]nless (i) there is in effect a registration statement under the Act covering such sale, transfer, or other disposition, or (ii), such sale, transfer or disposition complies with Rule 145 or is otherwise exempt from registration. Further, I will furnish to First United such documentation incident to such sale, transfer or other disposition as First United shall reasonably request evidencing the availability of any exemption from registration being claimed. Such documentation shall be provided to First United prior to any such sale, transfer or other disposition in order that First United, or its counsel, may have a reasonable opportunity to review the documentation and form an opinion as to the validity of any such exemption.

         I agree that notwithstanding any provision herein or contained in the Agreement and Plan of Reorganization that I will not sell, transfer, or otherwise dispose of the Shares, unless United has made public disclosure of financial results reflecting 30 days' of post-Merger combined operations of InvestArk and First United within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. In addition, I hereby represent and warrant to First United that I have not made any sales of InvestArk or United common stock during the 30-day period immediately preceding the date hereof and I further agree not to engage in any such sales prior to the merger, nor have I pledged or will I pledge any United or InvestArk common stock to secure any obligation during such period.

         I represent and warrant to First United that:

         I. I have carefully read this letter and discussed its requirements and other applicable limitations upon the sale, transfer or other disposition of the Shares, to the extent I felt necessary, with my counsel or counsel for InvestArk.

         2. I have been informed by First United that any distribution by me of the Shares has not been registered under the Act and that the Shares must be held by me indefinitely until (i) such distribution of the Shares has been registered under the Act, (ii) a sale of the Shares is made in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the Act, or (iii) some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the Shares.

         3. I have been informed by First United that it is required file periodic reports with the SEC and the NASDAQ and that certain sales of the Shares by me may not be required to be registered under the Act by virtue of Rule 145 promulgated by the SEC under the Act, provided that such sales are made in accordance with all of the terms and conditions of such Rule, including among other things the following:

         (a) The amount of First United Common Stock sold by me pursuant to Rule 145 during any period of three months cannot exceed the quantity limit of (i) one percent of the total outstanding First United Common Stock or (ii) the average reported weekly trading volume on NASDAQ during the four week period immediately preceding receipt of the order by the broker to execute the transaction, whichever of (i) or (ii) is greater. In computing the quantity limit it is necessary to count sales not only by me but also by certain immediate family members and other related persons and others with whom I may act in concert.

         (b) Sales must be made in brokers' transactions as defined by the SEC Rule 144 (certain provisions of which are incorporated by reference into Rule
145).

         (c) No sales may be made under the Rule unless First United has filed all SEC reports required to be filed by First: United.

         (d) The broker must be given information showing compliance with Rule 145.

         4. I understand that First United is under no obligation to [ ]egister (except to the extent as expressed in that Certain Shareholders Agreement, dated December l7, 1993) the sale, transfer or other disposition of the Shares by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from registration available.

         5. I have been informed by First United that if I propose to sell any of these Shares pursuant to Rule 145, and if such sale would be permitted under the terms of this letter, First United will, upon my written request, supply me with the following:

         (a) A statement as to whether First United has complied with the provisions of Rule 145 regarding filing of SEC reports as a condition to sales made pursuant to that Rule;

         (b) A confirmation as to the number of shares of First United Common Stock outstanding as shown by the most recent report or statement published by it; and

         (c)  First United taxpayer identification number and SEC file number.

         The information and documents described or referred to above were furnished to me before my right to acquire the Shares became fixed.

                                                  Very truly yours,